Exhibit 99.1

NEWS RELEASE
DEL MONTE FOODS COMPANY REPORTS
FISCAL 2008 SECOND QUARTER RESULTS

San Francisco, CA — November 29, 2007 - Del Monte Foods Company (NYSE: DLM):
Announcement Highlights
•	Second quarter net sales growth of 5.0% primarily reflects volume growth from new and existing products.

•	Diluted EPS from continuing operations of $0.13 (includes $0.01 for transformation) compares to $0.12 in Q2F07 (which included $0.06 for transformation, integration, and purchase accounting).

•	F08 net sales growth guidance of 5%-7% above F07 net sales of $3.4 billion maintained.

•	Diluted EPS from continuing operations guidance reduced from the low end of $0.70-$0.74 (including $0.08 for transformation) to $0.64-$0.68 (including $0.08 for transformation), primarily reflecting higher than originally anticipated costs.
Del Monte Foods Second Quarter Results
Del Monte Foods today reported net sales for the second quarter fiscal 2008 of $938.1 million compared to $893.5 million last year, an increase of 5.0%. Income from continuing operations was $26.7 million, or $0.13 earnings per share from continuing operations (EPS), compared to $23.7 million, or $0.12 EPS in the previous year. Results for the second quarter fiscal 2008 include $0.01 of transformation-related expense, as compared to second quarter fiscal 2007 results, which included $0.06 of transformation-related expense, purchase accounting impact, and integration expense.
“We delivered solid top-line performance, driven primarily by strength in new products and organic growth,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “However,

our bottom-line continued to be pressured by aggressive cost increases, primarily in raw products, due to increased demand for alternative fuels and challenging fishing conditions. Looking forward, this severe industry-wide cost environment is expected to continue with costs increasing at rates greater than originally anticipated. Reflecting these higher costs, we are lowering our earnings estimate for the fiscal year. Our team continues to execute against our pricing actions and cost reduction programs as we work to meet these challenges. We remain confident in our continued strong cash flow and our commitment to return value to shareholders; accordingly we initiated our recently announced three-year, $200 million share repurchase authorization.”
The 5.0% increase in net sales was driven primarily by new product growth in both Consumer Products and Pet Products, as well as volume growth primarily in Consumer Products.
Second quarter EPS of $0.13 was up $0.01 from second quarter fiscal 2007 EPS of $0.12. The quarter benefited from the absence of 3 cents of purchase accounting and integration related to the Meow Mix and Milk-Bone acquisitions as well as 2 cents of lower transformation expense. Net pricing actions and lower interest expense also contributed to the increase versus last year. The quarter was negatively impacted by significant year-over-year increases in inflationary and other operational costs, particularly in fish and pet ingredient costs.
As part of the Company’s three-year, $200 million share repurchase authorization, the Company repurchased approximately 238,000 shares of the Company’s common stock for approximately $2.5 million during the second quarter. The Company began purchasing shares under this authorization in mid-October 2007.
Reportable Segments — Second Quarter Results
Consumer Products
 For the second quarter, Consumer Products net sales were $593.5 million, an increase of 4.8% from net sales of $566.5 million in the prior year period. The increase in Consumer Products net sales was due primarily to increased fruit sales, driven by lower-margin sales in non-retail channels due to better fruit yields and new products, partially offset by increased investment to support new fruit products. Increased vegetable sales and higher sales in South America also contributed to net sales growth. These gains were partially offset by lower StarKist seafood sales, primarily due to lower chunk light halves sales.

Consumer Products operating income decreased 13.1% from $52.6 million in the second quarter fiscal 2007 to $45.7 million in the second quarter fiscal 2008. The decline was primarily driven by StarKist seafood, where the Company experienced higher fish costs and lower volume.
Pet Products
For the second quarter, Pet Products net sales were $344.6 million, an increase of 5.4% over net sales of $327.0 million in the prior year period. The increase was driven primarily by new product growth, including Meow Mix Market Select Cups and 9Lives Daily Essentials. Existing volume growth also contributed to the net sales growth.
Pet Products operating income decreased 10.4% from $53.7 million in second quarter fiscal 2007 to $48.1 million in second quarter fiscal 2008. The decline in operating income was driven by higher costs, primarily due to raw product cost increases related to the pervasive impact associated with increased demand for alternative fuels. On a year-over-year basis, market input costs in Pet Products have rapidly accelerated, including fats and oils, corn, soy and wheat. Partially offsetting higher costs were the positive impact of net pricing and lower SG&A expense (driven by the absence of purchase accounting impact and integration expense related to the Meow Mix and Milk-Bone acquisitions).
Second Quarter EPS

Q2A
Fiscal 2008	$0.13
Includes:
F08 Transformation-related expenses	($0.01)

Q2A
Fiscal 2007	$0.12
Includes:
F07 Transformation-related expenses	($0.03)
F07 Integration expense	($0.02)
F07 Purchase accounting impact	($0.01)

Del Monte Foods Six Months Ended October 28, 2007 Results
The Company reported net sales for the first half of fiscal 2008 of $1,691.6 million compared to $1,567.6 million last year, an increase of 7.9%. Income from continuing operations was $30.2 million, or $0.15 EPS, compared to $31.1 million, or $0.15 EPS in the previous year. Results for the first half of fiscal 2008 include $0.02 of transformation-related expenses, as compared to the first half of fiscal 2007 results, which included $0.06 of transformation-related expense, $0.03 of integration expense, and $0.02 of purchase accounting impact.
The 7.9% increase in net sales was driven primarily by volume gains, reflecting solid growth from new products across both Pet Products and Consumer Products, a full quarter impact of the Meow Mix and Milk-Bone acquisitions in the first quarter of fiscal 2008 versus the prior year, as well as existing Consumer Products and Pet Products volume growth.
First half EPS of $0.15 was flat versus first half fiscal 2007 EPS of $0.15. Benefiting EPS in the first half of fiscal 2008 was the absence of 5 cents of purchase accounting and integration related to the acquisitions as well as 4 cents of lower transformation expense, as compared to the first half of the prior year. The severe impact of higher inflationary and other operational costs as well as higher SG&A (driven primarily by absence of the prior year gain on the fiscal 2007 sale of the S&W beans perpetual license) were only partially offset by higher volume and net pricing actions.
First Half EPS

Q1 +Q2 A
Fiscal 2008	$0.15
Includes:
F08 Transformation-related expenses	($0.02)

Q1 +Q2 A
Fiscal 2007	$0.15
Includes:
F07 Transformation-related expenses	($0.06)
F07 Integration expense	($0.03)
F07 Purchase accounting impact	($0.02)

Outlook
Third Quarter Fiscal 2008
For the fiscal 2008 third quarter, the Company expects to deliver sales growth of approximately 5% to 7% over net sales of $907.2 million in the third quarter of fiscal 2007. Diluted EPS from continuing operations is expected to be approximately $0.22 to $0.26, including $0.03 of transformation-related expense, as compared to $0.22 in the third quarter of fiscal 2007, which included $0.04 of transformation-related expense, purchase accounting impact, and integration expense. Benefiting the third quarter fiscal 2008 is an expected gain from the recent sale of S&W trademark and related assets in the Eastern Hemisphere.
Factors Impacting Third Quarter Guidance1

	Q1A	Q2A	Q1 +Q2 A	Q3E

Fiscal 2008	$0.02	$0.13	$0.15	$0.22-$0.26
Includes:
F08 Transformation-related expenses	($0.01)	($0.01)	($0.02)	($0.03)

	Q1A	Q2A	Q1 +Q2 A	Q3A

Fiscal 2007	$0.04	$0.12	$0.15	$0.22
Includes:
F07 Transformation-related expenses	($0.03)	($0.03)	($0.06)	($0.02)
F07 Integration expense	($0.01)	($0.02)	($0.03)	($0.01)
F07 Purchase accounting impact	($0.01)	($0.01)	($0.02)	($0.01)

[1]	May not sum due to rounding.
Fiscal 2008
For fiscal 2008, the Company continues to expect sales growth of 5% to 7% over fiscal 2007 net sales of $3,414.9 million. Fiscal 2008 net sales growth is expected to be driven by growth across both the Company’s Consumer Products and Pet Products segments.
The Company now expects diluted EPS from continuing operations of $0.64 to $0.68 (including $0.08 of transformation-related expenses). This compares to previous EPS guidance at the low end of $0.70 to $0.74 (including $0.08 of transformation-related expenses). The Company is reducing its EPS expectations due to input costs (particularly fish, fats and oils, transportation, and resin-based packaging costs) which have continued to escalate to greater-than-anticipated levels. The Company reported $0.55 diluted EPS from continuing operations in fiscal 2007, which included $0.19 of transformation-related expense, purchase accounting impact and integration expense.
Factors Impacting Fiscal Year Guidance

	Full Year
	F08E	F07A

	$0.64-$0.68	$0.55
Includes:
Transformation-related expenses	($0.08)	($0.11)
Integration expense	—	($0.04)
Purchase accounting impact	—	($0.04)
The Company reiterated its target for fiscal 2008 cash provided by operating activities, less cash used in investing activities, which continues to be in the range of $180 to $200 million.
Operating Income and EPS Impact of Transformation, Integration, and Purchase
Accounting Factors by Reportable Segment

	Pet Products	Corporate Products	Corporate	Total[1]		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A

F08 Q2
Transformation-related expenses	($0.6)	($0.1)	($2.5)	($3.2)	($0.01)	($0.6)	($2.6)
Integration expense	$0.0	$0.0	$0.0	$0.0	$0.00	$0.0	$0.0
Purchase accounting impact	$0.0	$0.0	$0.0	$0.0	$0.00	$0.0	$0.0

Total	($0.6)	($0.1)	($2.5)	($3.2)	($0.01)	($0.6)	($2.6)

	Pet Products	Corporate Products	Corporate	Total[1]		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A

F07 Q2
Transformation-related expenses	($0.6)	$0.0	($10.8)	($11.4)	($0.03)	($0.6)	($10.8)
Integration expense	($6.2)	$0.0	$0.0	($6.2)	($0.02)	($0.6)	($5.6)
Purchase accounting impact	($2.9)	$0.0	$0.0	($2.9)	($0.01)	($2.9)	$0.0

Total	($9.7)	$0.0	($10.8)	($20.5)	($0.06)	($4.1)	($16.4)

[1]	May not sum due to rounding.

Webcast Information
Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss its fiscal 2008 second quarter results and third quarter and full year outlook at 7:00 a.m. PT (10:00 a.m. ET) today. To access the live webcast and slides, go to www.delmonte.com, click on the Investor Tab and under Events click Q2 Fiscal 2008 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical, quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.
About Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating more than $3.4 billion in net sales in fiscal 2007. With a powerful portfolio of brands including Del Monte®, StarKist®, S&W®, Contadina®, College Inn®, Meow Mix®, Kibbles ‘n Bits®, 9Lives®, Milk-Bone®, Pup-Peroni®, Meaty Bone®, Snausages® and Pounce®, Del Monte products are found in nine out of ten U.S. households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.
Del Monte. Nourishing Families. Enriching Lives. Every Day.TM
Forward-Looking Statements
This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and related matters, including the expected cost environment (including fish, fats and oils, transportation, and resin-based packaging costs), expected impact of pricing actions, expected costs of the transformation plan, and expected impact of cost reduction programs and initiatives.
Factors that could cause actual results to differ materially from those described in this press release include, among others: general economic and business conditions; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, grains (including corn), meat by-products (including fats and oils) and tuna; the accuracy of our assumptions regarding costs and other matters; our ability to increase prices and manage the price gap between our products and competing private label products; our ability to reduce costs; logistics and other transportation-related costs; our pet food and pet snacks recall which began in March 2007 or other product recalls; our debt levels and ability to service and reduce our debt; reduced sales, disruptions, costs or other charges to earnings or expenses that may be generated by our strategic plan and transformation plan efforts; timely launch and market acceptance of new products; competition, including pricing and promotional spending levels by competitors; efforts to improve the performance and market share of our businesses; changes in U.S., foreign or local tax laws and effective rates; effectiveness of marketing and trade promotion programs; changing consumer and pet preferences; the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer; availability, terms and deployment of capital; interest rate fluctuations; product liability claims and other litigation; reliance on certain third-parties, including co-packers, our broker and third-party distribution centers or managers; acquisitions, if any, including identification of appropriate targets and successful integration of any acquired businesses; weather conditions; crop yields; any acceleration of our departure from Terminal Island, CA; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental regulations and import/export regulations or duties; wage rates; industry trends, including changes in buying, inventory and other business practices by customers; public safety and health issues; and other factors.
These factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and most recent quarterly report on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.
Under the Company’s $200 million, three-year stock repurchase authorization, repurchases of the Company’s common stock may be made from time to time through a variety of methods, including open market purchases, privately negotiated transactions, and block transactions. Del Monte Foods Company has no obligation to repurchase shares under the authorization. The Company may suspend or discontinue repurchases at any time.
Our declaration of future dividends, if any, is subject to final determination by our Board of Directors each quarter after its review of our then-current strategy, applicable debt covenants, and financial performance and position, among other things.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except share and per share data)

	Three Months Ended		Six Months Ended
	October 28,	October 29,	October 28,	October 29,
	2007	2006	2007	2006
		(Unaudited)
Net sales	$938.1	$893.5	$1,691.6	$1,567.6
Cost of products sold	704.4	649.0	1,272.6	1,158.7

Gross profit	233.7	244.5	419.0	408.9
Selling, general and administrative expense	152.0	162.6	293.2	286.1

Operating income	81.7	81.9	125.8	122.8
Interest expense	41.0	42.9	79.0	73.4
Other (income) expense	(1.7)	0.1	(1.1)	0.4

Income from continuing operations before income taxes	42.4	38.9	47.9	49.0
Provision for income taxes	15.7	15.2	17.7	17.9

Income from continuing operations	26.7	23.7	30.2	31.1

Loss from discontinued operations before income taxes	(1.4)	(0.8)	(1.4)	(2.7)
Benefit for income taxes	(0.6)	(0.3)	(0.6)	(1.0)

Loss from discontinued operations	(0.8)	(0.5)	(0.8)	(1.7)

Net income	$25.9	$23.2	$29.4	$29.4

Earnings per common share (EPS)
Basic:
Basic Average Shares	202,863,770	201,194,803	202,738,769	200,811,293
EPS — Continuing Operations	$0.13	$0.12	$0.15	$0.16
EPS — Discontinued Operations	(0.00)	(0.01)	(0.01)	(0.01)

EPS — Total	$0.13	$0.11	$0.14	$0.15

Diluted:
Diluted Average Shares	205,375,673	203,535,507	205,497,286	203,348,094
EPS — Continuing Operations	$0.13	$0.12	$0.15	$0.15
EPS — Discontinued Operations	(0.00)	(0.01)	(0.01)	(0.01)

EPS — Total	$0.13	$0.11	$0.14	$0.14

Del Monte Foods Company — Selected Financial Information
Net Sales by Segment
(in millions)

	Three Months Ended		Six Months Ended
	October 28,	October 29,	October 28,	October 29,
Net Sales:	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Consumer Products	$593.5	$566.5	$1,038.1	$987.1
Pet Products	344.6	327.0	653.5	580.5

Total company	$938.1	$893.5	$1,691.6	$1,567.6

Operating Income by Segment
(in millions)

	Three Months Ended		Six Months Ended
	October 28,	October 29,	October 28,	October 29,
Operating Income:	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Consumer Products	$45.7	$52.6	$59.6	$78.4
Pet Products	48.1	53.7	95.5	90.3
Corporate (a)	(12.1)	(24.4)	(29.3)	(45.9)

Total company	$81.7	$81.9	$125.8	$122.8

(a)	Corporate represents expenses not directly attributable to reportable segments. For the three months ended October 28, 2007 and October 29, 2006, Corporate includes $2.5 and $10.8 of transformation-related expenses, respectively, including all severance-related restructuring costs. For the six months ended October 28, 2007 and October 29, 2006, Corporate includes $7.7 and $20.0 of transformation-related expenses, respectively, including all severance-related restructuring costs.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	October 28,	April 29,
	2007	2007
		(derived from
		audited financial
	(Unaudited)	statements)
ASSETS

Cash and cash equivalents	$12.9	$13.0
Trade accounts receivable, net of allowance	240.9	261.1
Inventories	1,188.1	809.9
Prepaid expenses and other current assets	123.0	132.5

TOTAL CURRENT ASSETS	1,564.9	1,216.5

Property, plant and equipment, net	707.3	718.6
Goodwill	1,381.4	1,389.3
Intangible assets, net	1,195.2	1,198.6
Other assets, net	34.0	38.5

TOTAL ASSETS	$4,882.8	$4,561.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$586.0	$508.7
Short-term borrowings	245.9	21.8
Current portion of long-term debt	34.5	29.4

TOTAL CURRENT LIABILITIES	866.4	559.9

Long-term debt	1,932.1	1,951.9
Deferred tax liabilities	375.3	368.0
Other non-current liabilities	239.8	229.5

TOTAL LIABILITIES	3,413.6	3,109.3

Stockholders’ equity:
Common stock	$2.1	$2.1
Additional paid-in capital	1,028.7	1,021.7
Treasury stock, at cost	(136.7)	(133.1)
Accumulated other comprehensive income	24.5	24.4
Retained earnings	550.6	537.1

TOTAL STOCKHOLDERS’ EQUITY	1,469.2	1,452.2

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,882.8	$4,561.5

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)

	Six Months Ended
	October	October
	28,	29,
	2007	2006
	(Unaudited)
OPERATING ACTIVITIES:
Net income	$29.4	$29.4
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	51.9	49.2
Deferred taxes	12.2	14.0
(Gain)/loss on asset disposals	1.7	(0.8)
Stock compensation expense	2.7	7.3
Other non-cash items, net	0.5	3.0
Changes in operating assets and liabilities	(248.7)	(210.0)

NET CASH USED IN OPERATING ACTIVITIES	(150.3)	(107.9)

INVESTING ACTIVITIES:
Capital expenditures	(45.2)	(34.1)
Net proceeds from disposal of assets	2.2	8.8
Cash used in business acquisitions, net of cash acquired	—	(1,310.3)
Decrease in restricted cash	—	43.3
Other, net	(0.6)	—

NET CASH USED IN INVESTING ACTIVITIES	(43.6)	(1,292.3)

FINANCING ACTIVITIES:
Proceeds from short-term borrowings	341.9	570.6
Payments on short-term borrowings	(117.8)	(282.0)
Proceeds from long-term debt	—	745.0
Principal payments on long-term debt	(14.7)	(55.2)
Payments of debt-related costs	—	(10.0)
Dividends paid	(16.2)	(16.0)
Issuance of common stock	3.3	9.2
Purchase of treasury stock	(2.5)	—
Excess tax benefits from stock-based compensation	0.1	0.8

NET CASH PROVIDED BY FINANCING ACTIVITIES	194.1	962.4

Effect of exchange rate changes on cash and cash equivalents	(0.3)	(0.1)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(0.1)	(437.9)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	13.0	459.9

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$12.9	$22.0

# # #
CONTACTS:

Media Contact	Analyst/Investor Contact
Brandy Bergman/Robin Weinberg	Jennifer Garrison/Katherine Husseini
Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382
investor.relations@delmonte.com